Tecogen Shareholder Update

WALTHAM, MA, January 20, 2022 – Tecogen Inc. (OTCQX: TGEN), a clean energy company providing ultra-efficient and clean on-site power, heating, and cooling equipment, is pleased to provide the following shareholder update regarding accomplishments in 2021 and expectations for 2022.

Dear Fellow Shareholders,

On behalf of the entire Tecogen team, we enter the New Year with significant optimism and momentum derived from the progress made on the milestones we established for the company in 2021. I would like to take a moment to review our accomplishments and provide an update on our expectations for 2022.

First, in 2021 we continued to execute on our strategy of targeted penetration into key market segments such as controlled environment agriculture (CEA). As a result, our revenue for the fourth quarter was the highest of any of the quarters in 2021. We shipped a total of 3,500 tons of chiller capacity to indoor growing facilities in 2021, and currently have a backlog of 7 Tecochill systems with 2,200 tons of chiller capacity. We expect product revenues to rebound in 2022, driven both by orders in the CEA market and demand for our InVerde® microgrid enabled cogeneration system. Our goal is to further expand the compelling benefits of our systems to other CEA markets such as high intensity food production. The global CEA market is projected to see year over year growth of 20% for the next 5 years driven largely by grow operations for food production.

The second significant accomplishment in 2021 was the initiation of new, long-term service contracts for 4.5 megawatts of cogeneration being serviced by our new Toronto service center. Service Contract revenues for the year were $11.6 million in 2021, a 15% increase over 2020 and the highest ever for the company. Continued expansion of service contracts has been a mainstay of our growth strategy, and we expect the expansion to continue in 2022 as new units are installed and commissioned by our 11 North American factory service centers.

Third, we continue to make progress on our new Air Cooled (AC) Tecochill® Hybrid Drive system which we expect to launch later this year. The Tecochill AC Hybrid Drive, the first of many applications for this proprietary technology, will more than triple the addressable market for Tecochill. The hybrid feature will allow blending of power sources and a seamless transition of power for the chiller between the engine and the grid. As the grid gets cleaner to meet state and federal renewable energy mandates, the Tecochill hybrid drive will allow transition to grid operation when the grid’s environmental footprint is cleaner. This allows building owners to cool their facilities knowing they are using the best and most economic power either from the grid or the Tecochill drive or any combination now or in the future.

Although ongoing global supply chain disruptions continue to create short term challenges, we do not expect any delays in shipping our backlog, which is currently $11.5 million and includes $6.5 million of new product orders booked in the fourth quarter. We will continue to focus sales efforts on applications where our products offer unique advantages such as indoor cultivation, process cooling, and resilient and cost effective microgrid systems.
Tecogen's management and Board of Directors continue to have confidence in the future prospects for the company. Our year end cash was approximately $3.6 million, the outlook for our unique products is strong, and our service contracts continue to grow. We are excited about expanding the applications for our Tecochill chillers and InVerde microgrid systems that offer improved efficiency, resiliency, and energy savings compared to an increasingly unreliable electric grid. We look forward to sharing our fourth quarter and full year results in detail during our earnings call in early March.
Tecogen Inc.
45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com

I thank you for your continued investment in Tecogen, and wish you all a happy, healthy, safe, and successful New Year!

Benjamin Locke
CEO, Tecogen

About Tecogen
Tecogen Inc. designs, manufactures, installs, and maintains high efficiency and ultra-clean cogeneration products, including combined heat and power systems, air conditioning systems, and high-efficiency water heaters for residential, commercial, recreational, and industrial applications. The company’s cost efficient, reliable, and environmentally friendly products for energy production nearly eliminate criteria pollutants and significantly reduce customers’ carbon footprint.

In business for over 35 years, Tecogen has shipped more than 3,000 units, supported by an established network of engineering, sales, and service personnel throughout North America. Aggregate run hours on Tecogen’s InVerde cogeneration systems exceeds 5 million hours. For more information, please visit www.tecogen.com or contact us for a free Site Assessment.
Tecogen, InVerde e+, Ilios, Tecochill, Tecofrost, Tecopack, Tecopower, and Ultera are pending or registered trademarks of Tecogen Inc.

Forward Looking Statements

This press release contains “forward-looking statements” which may describe strategies, goals, outlooks or other non-historical matters, or projected revenues, income, returns or other financial measures, that may include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," "likely" or "may" and similar expressions intended to identify forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results to differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements.

In addition to the Risk Factors described in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q under “Risk Factors,” factors that could cause our actual results to differ materially from past and projected future results include the impact of the coronavirus pandemic on demand for our products and services, the availability of incentives, rebates and tax benefits relating to our products, changes in the regulatory environment relating to our products, competing technological developments, and the availability of financing to fund our operations and growth.

Tecogen Media & Investor Relations Contact Information:

Benjamin Locke, CEO
P: (781) 466-6402
E: Benjamin.Locke@Tecogen.com
Tecogen Inc.
45 First Avenue, Waltham, MA 02451 • ph: 781-466-6400 • fax: 781-466-6466 • www.tecogen.com